As filed with the Securities and Exchange Commission on February 22, 2013

Registration No.  333-91252

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARBO CERAMICS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	72-1100013 (I.R.S. Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas 77079
(Address of Principal Executive Offices)  (Zip Code)

1996 STOCK OPTION PLAN OF PINNACLE TECHNOLOGIES, INC.,
 AS AMENDED AND RESTATED
(Full Title of the Plan)

R. Sean Elliott
Vice President and General Counsel
575 North Dairy Ashford, Suite 300
Houston, Texas 77079
(Name and Address of Agent for Service)

(281) 921-6400
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mary E. Alcock, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer	☒ ☐	Accelerated filer Smaller reporting company	☐ ☐

On June 26, 2002, CARBO Ceramics Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration Statement No. 333-91252) (the “Form S-8”) registering a total of 192,000 shares of the Registrant’s common stock, par value $0.01 (the “Common Shares”), together with Preferred Share Purchase Rights that initially traded together with the Common Shares, to be issued under the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated (the “Plan”).  The Plan was assumed by the Registrant in connection with the merger of Pinnacle Technologies, Inc. (“Pinnacle”) and a wholly-owned subsidiary of the Registrant on May 31, 2002 pursuant to the Agreement and Plan of Merger dated May 21, 2002 by and among the Registrant, Pinnacle and Ptechnologies Acquisition Corporation.

The Plan permitted the Registrant to grant options to purchase Common Shares to the Registrant’s key employees, officers and directors.  As of the end of 2012, all options granted under the Plan had either expired or been exercised, and no awards remained outstanding.  The Registrant now grants equity awards in respect of the Common Shares under its Omnibus Incentive Plan, which was first approved by the Registrant’s shareholders in May 2009.

As a result, the Registrant has ceased to offer Common Shares under the Plan pursuant to the Form S-8.  This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-91252 is being filed in order to deregister all Common Shares registered under the Form S-8 remaining unoffered under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 22, 2013.

CARBO CERAMICS INC.
By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-91252 has been signed by the following persons in the capacities indicated on the 22nd day of February, 2013.

Signature	Title

/s/ Gary A. Kolstad	President, Chief Executive Officer, and Director (Principal Executive Officer)
(Gary A. Kolstad) /s/ Ernesto Bautista III	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
(Ernesto Bautista III) /s/ William C. Morris	Chairman of the Board of Directors
(William C. Morris) /s/ James B. Jennings	Director
(James B. Jennings) /s/ H.E. Lentz, Jr.	Director
(H.E. Lentz, Jr.) /s/ Randy L. Limbacher	Director
(Randy L. Limbacher) /s/ Robert S. Rubin	Director
(Robert S. Rubin)